                                                                    EXHIBIT 12.1

              CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)

                             (DOLLARS IN THOUSANDS)

                                   (UNAUDITED)

                                                               Predecessor Company                        Successor Company
                                                 ------------------------------------------------   ----------------------------
                                                                                         Period
                                                                                          Ended     Period Ended    Year Ended
                                                      Year Ended September 30,           July 11,   September 30,  September 30,
                                                ----------------------------------       --------   -------------  -------------
                                                 1992          1993          1994          1995         1995           1996

EARNINGS:
  Pre-Tax income from
      continuing operations                     $21,375       $14,814       $13,004       $ 7,815        $ (159)       $ 6,477
   Fixed charges (see below)                      6,769         6,223         7,242         6,599         4,388         22,153
                                                -------       -------       -------       -------       -------        -------

      Earnings as defined                       $28,144       $21,037       $20,246       $14,414        $4,229        $28,630
                                                =======       =======       =======       =======       =======        =======
FIXED CHARGES:
   Interest expense                             $ 5,908       $ 4,769       $ 5,819       $ 5,673        $4,135        $20,703
   Interest component of operating leases           861         1,454         1,423           926           253          1,450
                                                -------       -------       -------       -------       -------        -------

      Fixed charges as defined                  $ 6,769       $ 6,223       $ 7,242       $ 6,599        $4,388        $22,153
                                                =======       =======       =======       =======       =======        =======
RATIO OF EARNINGS TO FIXED
   CHARGES                                          4.2           3.4           2.8           2.2            --            1.3
                                                =======       =======       =======       =======       =======        =======


(1) Ratio of earnings to fixed charges is defined as pre-tax income from continuing operations plus fixed charges divided by fixed charges. Fixed charges include interest (including amortization of debt issuance costs) and a portion of rental expense assumed to represent interest. Earnings for the period ended September 30, 1995 would have been insufficient to cover fixed charges by $0.2 million.